Exhibit 99.1

Contacts:	Robert Saltmarsh	Pam Lord
	Chief Financial Officer	Porter Novelli Life Sciences
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	858-527-3494
plord@pnlifesciences.com

Nanogen to Acquire European Molecular Diagnostics Company Amplimedical

April 20, 2006

SAN DIEGO, Calif., April 20, 2006 – Nanogen, Inc. (Nasdaq: NGEN), developer and manufacturer of advanced diagnostic products, and Amplimedical S.p.A., a manufacturer of molecular diagnostic products and a wholly owned subsidiary of Amplifon (La Borsa: AMP), today announced that Nanogen will acquire the assets of Amplimedical’s diagnostics division in a transaction of 8.1 million Euros consisting of 2.0 million Euros in cash and 6.1 million Euros in a promissory note convertible into Nanogen common shares. The effective date of the acquisition is expected to be May 1, 2006.

Based in Italy, the Amplimedical diagnostics division has been active in the European and other markets since the early 1990s with its molecular diagnostic reagents. Nanogen and Amplimedical have shared a strong business relationship for five years, during which time Amplimedical has been a distributor of Nanogen’s NanoChip® Molecular Biology Workstation and NanoChip® 400 instrument systems in Italy. The Amplimedical diagnostics business will be merged with Nanogen’s existing European operations to form Nanogen Advanced Diagnostics, S.r.L., which will become the focal point for Nanogen’s operations in Europe, the Middle East, Africa and India. Nanogen Advanced Diagnostics, S.r.L. will be based in Milan, Italy and Buttigliera Alta (Torino), Italy.

“Amplimedical’s leading position in the real-time PCR market, combined with our MGB Alert™ real-time PCR products, will give Nanogen one of the most extensive product lines available for the global molecular diagnostics market,” said Howard C. Birndorf, chairman and CEO of Nanogen. “Acquiring the ability to reach a broader European customer base constitutes an exciting opportunity that will further Nanogen’s growth and progress toward profitability.”

“We are delighted that Nanogen has acquired this business and are confident that Nanogen’s managerial and financial experience will ensure a successful integration of the Amplimedical products,” stated Paolo Boffano, CEO of Amplimedical. “Integration with Nanogen will allow the molecular diagnostics business to further expand in Europe on the solid foundation that we established.” Amplimedical’s diagnostics division generated approximately 7 million Euros in revenues in 2005.

“The addition of significant revenue and resources from this acquisition provides an ideal launching point for Nanogen’s accelerated growth in Europe and nearby territories,” said David Ludvigson, Nanogen president and COO. “The combination of Amplimedical and Nanogen creates a strong, experienced Euro-centric management team with capability to develop, manufacture and sell products internationally. Nanogen Advanced Diagnostics, S.r.L will be managed and operated by a highly experienced team that will support customers’ clinical applications for molecular diagnostics.”

Amplimedical offers a broad range of real-time and end-point molecular diagnostic test kits, all CE marked for in vitro diagnostics. Amplimedical has successfully collaborated with Nanogen in the past to develop multiplexed reagent kits that are sold in Europe, including a CE/IVD-marked set of reagents to detect mutations in the GJB2 gene for the diagnosis of hereditary deafness and a research-use-only set of reagents to test for genetic causes of beta thalassemia, a type of inherited blood disorder that can cause anemia. Nanogen plans to continue to offer the current Amplimedical products in Italy and will begin export to the European and Middle East markets, and will explore opportunities to use Amplimedical’s expertise for the development and further commercialization of new European diagnostic products.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip® electronic microarray platform and a line of rapid diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties, including statements regarding future financial and operating performance. These forward-looking statements are based on current expectations and speak only as of the date hereof. Actual results may differ materially from those set forth in the forward-looking statements, as a result of various factors and uncertainties, including whether Amplifon’s shareholders will approve the transaction, whether the integration of the Amplimedical business will be accomplished in an efficient and effective manner, whether the transition to Nanogen of Amplimedical products and customers for manufacture and marketing purposes will be successful, whether former employees of Amplimedical can be retained by Nanogen, whether Nanogen will successfully penetrate the European market with Amplimedical products, whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, and whether unforeseen problems may impact the timing of planned product launches, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.